Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (this “Agreement”) is made as of the date set forth on the signature page hereto, by and between Northern Oil and Gas, Inc. (the “Company”) and Michael L. Reger (“Plaintiff”). The Company and Plaintiff are referred to collectively as the “Parties,” and each of the Company and Plaintiff is referred to as a “Party.”
WHEREAS, on August 16, 2016, Plaintiff commenced a lawsuit against the Company in the District Court of the State of Minnesota, County of Hennepin (the “Court”), styled Michael L. Reger v. Northern Oil and Gas, Inc., Case No. 27-cv-16-12311 (the “Lawsuit”);
WHEREAS, the Parties desire fully to settle all claims that were asserted in the Lawsuit, and to set forth in this Agreement their mutual understanding and agreement with respect to their settlement;
NOW, THEREFORE, in view of the foregoing, for and in consideration of the mutual promises, covenants, representations, agreements, and commitments set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties agree as follows:
1.Dismissal. Plaintiff shall provide the Company with an executed Stipulation of Dismissal with Prejudice, dismissing all claims made by Plaintiff against the Company in the Lawsuit, with the Parties to pay their own costs and attorneys’ fees, prior to the end of the Revocation Period (as defined in Paragraph 8). The Company shall promptly file the Stipulation of Dismissal with Prejudice after the Effective Date (as defined in Paragraph 8), but not prior to issuing the stock and making the payment provided in Paragraphs 2(a) and 2(b) below. The Parties agree to execute such court pleadings, assignments, or other documents as are necessary to effectuate the discontinuance of the Lawsuit.

2.Consideration. The Company agrees:

(a)
To issue Plaintiff three million (3,000,000) shares of the Company’s common stock (“Company Common Stock”) within three (3) business days after the Effective Date (as defined in Paragraph 8), which shares upon issuance shall be freely tradable without restriction (such issuance, the “Issuance”);

(b)
To pay Plaintiff the gross sum of seven hundred and fifty thousand dollars ($750,000), less withholding and deductions, within three (3) business days after the Effective Date (such payment, the “Payment”); and

(c)
To grant Plaintiff, upon the Effective Date, the title of the Company’s “Chairman Emeritus” until the first to occur of (i) the four year anniversary of the Effective Date, (ii) a “change of control” of the Company (as defined under the indenture for the Company’s currently outstanding 8% senior notes, due 2020 (provided that, for purposes of this provision only, if any such “change of control” occurs prior to the first anniversary of the Effective Date, then such “change of control” shall be deemed to have occurred on the first anniversary of the Effective Date)), or (iii) the Company no longer has any securities registered on a national securities exchange. Plaintiff expressly agrees that the title of Chairman Emeritus will provide Plaintiff with no ongoing duties or powers. The Company will list Plaintiff with his Chairman Emeritus title along with the directors on the Company’s website in font no smaller than the names and titles of directors, at the top of the list of directors, with a biographical description in the form attached hereto as Exhibit C.

The payments and benefits provided for under Section 2 of this Agreement will be in full and complete satisfaction of any and all amounts, payments and/or benefits due to Plaintiff by the Company and would not be paid absent Plaintiff’s agreement and execution of this Agreement and the fulfillment of the promises contained herein.
3.Released Parties. The term “Released Parties” as used in this Agreement means Northern Oil and Gas, Inc., its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions, past or present, and any successors of Northern Oil and Gas, Inc. (collectively “NOG”); the present and past officers, directors, managers, committees, members, employees, shareholders, and assigns of NOG; any company providing insurance to NOG in the present or past (except to the extent specifically carved out below); the present and past employee benefit plans sponsored or maintained by NOG (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys and other advisors for NOG; and anyone who has acted on behalf of NOG.

4.General Release and Waiver By Plaintiff. In consideration of the promises and payments provided for in this Agreement, Plaintiff releases, waives and forever discharges, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) the Released Parties from any and all claims, causes of action, in law or in equity, as well as costs, claims, liabilities, rights, demands, damages, losses, expenses and attorneys’ fees, of any nature whatsoever, known or unknown, foreseen or unforeseen, fixed or contingent, suspected or unsuspected, liquidated or unliquidated, of any nature whatsoever, up to the Effective Date, relating in any way to the subject matter of the Lawsuit or claims that may have been brought in the Lawsuit, and/or Plaintiff’s employment at the Company, and/or Northern Oil & Gas, Inc., including, but not limited to:

(a)All claims arising out of or relating to Plaintiff’s employment with NOG or the termination of that employment, including but not limited to any and all rights to payment under any employment agreement between the Company and Plaintiff including the Employment Agreement (as defined below);

(b)All claims arising out of or relating to the statements, actions, or omissions of the Released Parties;

(c)All statutory claims and/or claims based upon race, age, gender, national origin, color, disability, religion, sexual orientation, veteran status, marital status, or any violation of any equal employment opportunity law, ordinance, rule, regulation, or order, including, but not limited to, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended; the Older Worker’s Benefit Protection Act of 1990; the Equal Pay Act; Executive Orders 11246 and 11141; § 503 of the Rehabilitation Act of 1973; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the National Labor Relations Act; the Sarbanes-Oxley Act; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the Immigration Reform Control Act; the Worker Adjustment and Retraining Notification Act; the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minnesota Human Rights Act, the Minnesota wage-hour and wage-payment laws, Minnesota’s Worker’s Compensation Act and non-retaliation statutes; or any other federal, state, or local laws or regulations regarding employment discrimination, termination of employment, or employee benefits, including worker’s compensation laws;

(d)All common law claims, including but not limited to alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; Plaintiff’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

(e)All claims for compensation of any kind, including without limitation, bonuses, commissions, expense reimbursements, and vacation pay;

(f)All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

(g)Any claim that a past unlawful decision has or has had a continuing effect on Plaintiff’s compensation; and

(h)All claims for attorneys’ fees, costs, and interest.

In addition, but subject to the other provisions of this Agreement, including the subsequent provisions of this Paragraph 4, Plaintiff releases, waives and forever discharges NOG; the present and past officers, directors, managers, committees, members, employees, and assigns of NOG; any company providing insurance to NOG in the present or past (except to the extent specifically carved out below); the present and past employee benefit plans sponsored or maintained by NOG (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys and other advisors for NOG; and anyone who has acted on behalf of NOG, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) from any and all claims, causes of action, in law or in equity, as well as costs, claims, liabilities, rights, demands, damages, losses, expenses and attorneys’ fees, of any nature whatsoever, known or unknown, foreseen or unforeseen, fixed or contingent, suspected or unsuspected, liquidated or unliquidated, of any nature whatsoever, up to the Effective Date.

However, Plaintiff does not release (i) any rights to enforce this Agreement; (ii) any claims he is precluded from waiving by operation of law; (iii) his rights to indemnification and payment of defense costs, including advances, under applicable law, any indemnification agreement with the Company, or the organizational documents of the Company (or any successor) except to the extent relating to the Lawsuit; (iv) his rights under any insurance policy maintained by the Company (or any successor) except to the extent relating to the Lawsuit; or (v) any claims that may arise after the Effective Date. Furthermore, nothing in this Agreement prevents Plaintiff from filing a claim against the Company or any of the Released Parties with the U.S. Equal Employment Opportunity Commission, National Labor Relations Board or other federal, state, or local agency or participating in any such agency’s investigation of the Company or any of the Released Parties. Plaintiff understands and agrees that he is waiving the right to any monetary recovery in connection with any complaint or charge that he may file with an administrative agency, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002; provided, however, Plaintiff hereby confirms that he has no current basis or plan to make any such complaint or charge.
5.Release by the Company. The Company releases, waives and forever discharges Plaintiff from any and all claims of any nature whatsoever, known or unknown, suspected or unsuspected, which it now has or claims to have, or which it at any time heretofore had or claimed to have, against Plaintiff related to his prior employment at the Company; provided, however, the Company specifically does not release (i) any rights to enforce this Agreement; (ii) claims by or on behalf of the Company against Plaintiff encompassed within and/or arising out of the allegations in a shareholder demand letter pending as of the date of the execution of this Agreement; (iii) any claims it is precluded from waiving by operation of law; or (iv) any claims that may arise after the Company’s execution of this Agreement. In the event Plaintiff is sued by or on behalf of the Company for claims encompassed within the allegations set forth in a shareholder demand letter pending as of the date of the execution of this Agreement, the release given by Plaintiff in Section 4 shall not include crossclaims or third-party claims against others for contribution or indemnity on the claims on which he is sued by or on behalf of the Company, nor shall it limit the defenses Plaintiff may assert in such suit. Notwithstanding the foregoing exception, Plaintiff acknowledges and affirms that his release of claims in Section 4 includes and he hereby releases any claim, counterclaim, crossclaim or third-party claim related to the Lawsuit.

6.Advice to Consult with an Attorney. Plaintiff understands and acknowledges that he is hereby being advised by the Company to consult with an attorney prior to signing this Agreement and in fact consulted with an attorney. Plaintiff acknowledges and agrees that his decision whether to sign this Agreement is his own voluntary decision made with full knowledge that the Company has advised him to consult with an attorney.

7.Period to Consider this Agreement. Plaintiff acknowledges that he understands that he has twenty-one (21) days from the date he receives this Agreement, to consider whether to sign. If Plaintiff signs this Agreement before the end of the 21-day period, it will be his voluntary decision to do so because he decided that he did not need any additional time to decide whether to sign. Plaintiff agrees that any changes made to this Agreement before he signs it, whether material or immaterial, will not restart the 21-day period.

8.To Revoke this Agreement. Plaintiff understands that he may revoke this Agreement at any time within fifteen (15) days after signing it not counting the day upon which he signs it (“Revocation Period”). This Agreement will not become effective or enforceable unless and until the latter of (i) the Revocation Period has expired without Plaintiff revoking it, and (ii) Plaintiff has provided the Company with the executed Stipulation of Dismissal with Prejudice as provided in Paragraph 1 (the “Effective Date”).

9.Procedure for Accepting and Revoking this Agreement. To accept the terms of this Agreement, Plaintiff must deliver the Agreement, after he has signed and dated it, to the Company by hand or by mail within the twenty-one (21) day period for consideration. To revoke his acceptance of this Agreement, Plaintiff must deliver a written, signed statement that he revokes his acceptance to the Company by hand or by mail within the fifteen (15) day revocation period. All deliveries must be made to the Company at the following address:

Attn: Board of Directors
Northern Oil and Gas, Inc.
601 Carlson Pkwy
Suite 990
Minnetonka, Minnesota 55305

with a copy to:

Attn: Michael Gray, Esq.
Jones Day
77 West Wacker
Suite 3500
Chicago, Illinois 60601

If Plaintiff chooses to deliver his acceptance or the revocation of acceptance by mail, it must be received by the Company within the period stated above and properly addressed to the Company at the address stated above.
10.Discharge of Obligations. The Issuance, the Payment and any other consideration and other terms offered in this Agreement is accepted by Plaintiff as fully settling any and all of Plaintiff’s claims or potential claims against the Company and the other Released Parties. Plaintiff expressly agrees that Plaintiff is not entitled to and shall not receive any further payment, benefit, or other recovery of any kind from the Company or the other Released Parties, including, but not limited to, any payments under any prior employment, benefit or shareholder agreements, including but not limited to the Employment Agreement. Plaintiff further agrees that the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Plaintiff, including any obligation for costs, expenses and attorneys’ fees incurred by or on behalf of Plaintiff.

11.Acknowledgments and Affirmations.

(a)Plaintiff affirms that other than the Lawsuit he has not filed, caused to be filed, or presently is a party to any claim against the Company.

(b)No other person or entity has any interest or assignment in claims or causes of action, if any, Plaintiff may have against any of the Released Parties and which Plaintiff now releases in their entirety.

(c)Plaintiff affirms that he has been paid and/or has received (and/or will through this Agreement receive) all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Plaintiff signs this Agreement. Plaintiff affirms that he was granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

(d)Plaintiff also affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with Section 12 below.

(e)Plaintiff agrees that he shall not in the future initiate an application for employment with the Company because of, among other things, irreconcilable differences with the Company unless Plaintiff is invited to apply by the Board.

(f)Plaintiff represents and covenants that, immediately following the Issuance, he will beneficially own less than 5% of the Company Common Stock.

12.Confidential Information. Plaintiff agrees that the obligations set forth in Section 7 Confidential Information and the definition of “Confidential Information and Trade Secrets” provided in Section 9 Definitions of that certain Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of October 7, 2015, by and between Plaintiff and the Company, are expressly incorporated into this Agreement and remain in full force and effect. Nothing in the document is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Plaintiff cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal. Additionally, the Company will not retaliate against Plaintiff in any way for a disclosure made in accordance with the law. In the event a disclosure is made, and Plaintiff files a lawsuit against the Company alleging that the Company retaliated against him because of his disclosure, Plaintiff may disclose the relevant trade secret or confidential information to his attorney and may use the same in the court proceeding only if (i) Plaintiff ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (ii) he does not otherwise disclose the trade secret or confidential information except as required by court order.

13.Non-Competition and Non-Solicitation of Customers, Clients and Employees. Plaintiff agrees that Plaintiff will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities in any area within which the Company conducts or is pursuing Company Business, unless such has been previously approved in writing by the Board of Directors of the Company (the “Board”) after the Plaintiff has provided the Board with full written disclosure of the relevant facts.

(a)“Company Business” means the acquisition, exploration, and development of properties containing oil and natural gas resources for purposes of oil and natural gas production.

(b)“Restricted Activities” means and includes the following:

i.Until the Effective Date, conducting, engaging or participating, directly or indirectly, as the employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender, underwriter or in any other similar capacity, in any business that competes with any part of the Company Business;

ii.Until August 15, 2019, recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent contract, part time or full time of the Company or otherwise soliciting any other employee of the Company for any purposes that would directly or indirectly interfere or conflict with the other employee’s employment by the Company. For purposes of this covenant any “other employee” shall refer to employees who provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within six (6) months prior to the time of such attempted recruiting or hiring; and

iii.Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to, or for the use or benefit of the Plaintiff or any other person or entity other than the Company.

(c)The Company and Plaintiff acknowledge that the provisions contained in this Section 13 shall not prevent Plaintiff or Plaintiff’s affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company Business if Plaintiff and Plaintiff’s affiliates do not, directly or indirectly, beneficially own in the aggregate more than 5% of all classes of outstanding equity securities of such entity.

(d)The Plaintiff and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on the Plaintiff than is necessary to protect the property rights and other business interests of the Company.

(e)The Parties agree that prior non-competition and non-solicitation provisions in other agreements executed by Plaintiff have been limited in this Agreement.

14.Confidentiality of Agreement. Plaintiff agrees that he will keep the negotiation of this Agreement and all terms of this Agreement strictly confidential, including, but not limited to, the payments and other consideration set forth in Paragraph 2, except that Plaintiff may make disclosures to his immediate family, attorneys, and/or accountants/financial advisors if necessary, or as otherwise required by law. Plaintiff further agrees that if any of the terms of this Agreement are disclosed to a third party as permitted under this paragraph, he will direct that person(s) not to disclose the terms of this Agreement to any other person and shall be responsible for any such disclosure by such third party. The Company agrees that the Board and its executive officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) will keep the negotiation of this Agreement and all terms of this Agreement strictly confidential, except that the Parties agree that the Company will file this Agreement as an attachment to its form 8-K (the “8-K”), substantially in a form attached hereto as Exhibit A, and may make any other disclosure that the Board reasonably determines is necessary or proper for the Company’s business purposes, including, but not limited to, issuing a press release (the “Press Release”), substantially in a form attached hereto as Exhibit B. The 8-K and Press Release will be made public by 7:00 a.m. Central time on the business day following both Parties’ execution and delivery (including by electronic means) of this Agreement. Except as specifically provided for herein, including, but not limited to filing the 8-K and issuing the Press Release, the Plaintiff and the Board and the Company’s executive officers will be prohibited from any further public statements or disclosures regarding the Lawsuit or this Agreement, unless legally required to do so by state, federal, or local laws. Plaintiff, the Board, and the Company’s executive officers may confirm the facts as stated in the 8-K and/or the Press Release.

15.Non-Disparagement. Plaintiff, for the duration of four years, hereby covenants and agrees, to the fullest extent permitted by law, that he will not disparage, or encourage or induce others to disparage the Released Parties. The Company agrees that the Board, Erik Romslo, Thomas Stoelk, and Brandon Elliott will not disparage, or encourage or induce others to disparage Plaintiff. For purposes of this Agreement, “disparage” shall mean any derogatory or untrue statement specifically about the Released Parties (in the case of Plaintiff) or Plaintiff (in the case of the Board, Erik Romslo, Thomas Stoelk, and Brandon Elliott), whether written or oral, to any person or entity (including, without limitation, the press and/or media, employees, partners, vendors, or customers), (i) that would reasonably be expected to adversely affect the reputation, business or good will of the Released Parties (in the case of Plaintiff) or Plaintiff (in the case of the Board, Erik Romslo, Thomas Stoelk, and Brandon Elliott) or (ii) that concerns the Lawsuit or this Agreement. Nothing in this section shall prohibit (a) any communications by Plaintiff, the Board, Erik Romslo, Thomas Stoelk, and/or Brandon Elliott to others within their respective organizations, (b) truthful testimony pursuant to a validly issued subpoena, (c) communications as otherwise may be required by law, or (d) statements and communications by the Released Parties in connection with a proxy contest initiated by or involving Plaintiff.

16.Cooperation. In the event that the Company is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the execution of this Agreement or the Company reasonably requires Plaintiff’s services as they relate to pending matters, Plaintiff agrees that, upon written request, he will provide reasonable cooperation to the Company, including but not limited to participation in interviews with the Company’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding. Plaintiff agrees that he shall be commercially reasonable in providing such cooperation, taking into account his other obligations and the position he may have with another employer at the time such cooperation is required. He shall take such further action and execute documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this provision. The Company agrees to reimburse Plaintiff for his reasonable expenses in participating in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including any reasonable, pre-approved attorney fees he incurs in hiring independent counsel provided that such expenses are preapproved and he submits acceptable documentation of all such expenses. The Company retains the right to pre-approve expenses and if the Company declines to cover Plaintiff’s proposed and reasonable expenses, Plaintiff is not obligated to engage in the requested cooperation. If there is a dispute between the Company and Plaintiff as to the “reasonableness” of the expenses, Plaintiff will continue to cooperate for up to two weeks after making his request for expenses while the Parties attempt to negotiate reasonable expenses, provided that such cooperation does not require Plaintiff to incur the disputed expenses. If no compromise is reached within two weeks of Plaintiff’s request, the Company will decline to approve the expenses and Plaintiff is released from his duty to cooperate. Nothing in this paragraph shall be interpreted to require the Company to reimburse Plaintiff for fees or expenses incurred in the Lawsuit, prior to the execution of this Agreement, or in any litigation or proceeding in which Plaintiff is a party.

17.Standstill. Plaintiff agrees that, except with the consent of the Board, from the date he executes this Agreement until May 31, 2019 (the “Standstill Period”), Plaintiff shall not, nor shall Plaintiff permit any of his affiliates to, nor shall Plaintiff act in concert with any person to: (a) acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property (beneficial ownership thereof or any voting rights related thereto) of the Company or any of its affiliates or subsidiaries, (b) propose to enter into, directly or indirectly, any merger, exchange offer, tender offer or business combination involving the Company or any of its affiliates or subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its affiliates or subsidiaries, (c) make, or participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) to vote, or seek to advise or knowingly influence any person with respect to the voting of, any voting securities of the Company or any of its affiliates or subsidiaries (including, for the avoidance of doubt, indirectly by means of communication with the press or the media), (d) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company or any of its affiliates or subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or knowingly influence the management or Board, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, (g) acquire (or propose or agree to acquire) after, of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its affiliates or subsidiaries, or rights or options to acquire interests in any of the Company loans, debt securities, equity securities or assets, (h) any proposal to seek representation on the Board, (i) call or seek to call a special meeting of the Company’s shareholders, (j) initiate any proposal at a special or annual meeting of the Company’s shareholders, or (k) advise, assist or knowingly encourage any other persons in connection with any of the foregoing. Plaintiff also agrees, during the Standstill Period, not to (i) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 17 (including this sentence), or (ii) knowingly take any action which might require NOG to make a public announcement regarding the possibility of a business combination or merger or other event involving a change in control of the Company. Notwithstanding the foregoing, in no event will any provision of this Section 17 restrict Plaintiff from (a) acquiring shares of Company Common Stock if, immediately following such acquisition, Plaintiff holds, beneficially or otherwise, less than 5% of the outstanding shares of Company Common Stock; or (b) providing advice regarding the Company at the request of senior management or the Board.

18.Tax Matters. Plaintiff and the Company agree to treat an amount equal to seven hundred and fifty thousand dollars ($750,000) of the consideration payable pursuant to Section 2 as wages for U.S. federal and applicable state and local tax purposes, subject to payroll tax withholding and reportable to the IRS and to Plaintiff on an IRS Form W-2. Plaintiff and the Company agree to treat the remainder of the consideration payable pursuant to Section 2 as non-wage ordinary income for U.S. Federal and applicable state and local tax purposes, reportable to the IRS and to Plaintiff on an IRS Form 1099. In the event that it is subsequently determined by any taxing authority that Plaintiff owes any additional taxes with respect to any money distributed under this Agreement, the determination of any tax liability is between Plaintiff and the taxing authority, the Company will not be responsible for payment of such taxes, including any interest and/or penalties, and Plaintiff agrees to indemnify and hold harmless the Released Parties from and against any claims or liabilities incurred by the Company with respect to any tax liabilities or sums determined to be owed by any taxing body. All amounts payable to Plaintiff under this Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for Plaintiff with respect to any income recognized by Plaintiff in connection with this Agreement or the compensation or benefits provided hereunder. Plaintiff hereby acknowledges that Plaintiff has not relied on any statements or representations by the Company or its attorneys with respect to the tax treatment of any of the payments described in this Agreement and that Plaintiff is responsible for all tax payments under the law. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.

19.Disputes. The parties agree that any dispute arising under the terms of this Agreement, or regarding their validity, interpretation, construction, or performance, shall first be attempted to be resolved by direct discussion between Plaintiff and Erik Romslo, Executive Vice President and General Counsel. If such discussion does not result in resolution of the dispute, it shall be submitted to confidential binding arbitration conducted through the American Arbitration Association under the AAA rules and procedures for employment cases. A neutral arbitrator shall be chosen by agreement of the parties from a list submitted by the American Arbitration Association.

20.Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. The failure to enforce at any time, or for any period of time, any one or more of the terms of this Agreement shall not be a waiver of such terms or of the right thereafter to enforce each and every term of this Agreement.

21.Non-Use. This Agreement may not be used as evidence in any subsequent proceeding of any kind (without the Company’s written consent), except in a proceeding that a party institutes alleging a breach of this Agreement or as required by law.

22.No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

23.Entire Agreement. This Agreement and the agreements and provisions of agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof including the employment agreements that Plaintiff and the Company entered in January 16, 2008, January 30, 2009, January 14, 2011, and October 7, 2015, all such negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations hereunder.

24.Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

PLAINTIFF IS ADVISED THAT HE HAS A REASONABLE AMOUNT OF TIME TO CONSIDER THIS AGREEMENT. PLAINTIFF FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE CLAIMS PLAINTIFF HAS OR MIGHT HAVE AGAINST RELEASED PARTIES AS PROVIDED FOR HEREIN.

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

/s/ Michael L. Reger Michael L. Reger Date: September 25, 2017	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary Date: September 25, 2017